UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 3, 2016 (September 30, 2016)

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

299 Park Avenue 12th Floor	10171
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed on June 30, 2016, under an amended and restated commitment letter (the “Commitment Letter”) executed by Genco Shipping & Trading Limited (the “Company”) and certain of its lenders for a senior secured term loan facility described therein (the “New Facility”), the Company received grants or extensions of waivers with regard to its collateral maintenance covenants, maximum leverage ratio covenants, and minimum cash covenants that are applicable on a company-wide basis under its $100 Million Term Loan Facility, $253 Million Term Loan Facility, $148 Million Credit Facility, $22 Million Term Loan Facility, $44 Million Term Loan Facility, and its 2015 Revolving Credit Facility (the “Prior Facilities”).  On September 30, 2016, the Company and such lenders entered into an amendment to the Commitment Letter (the “Amendment”) under which, among other things, such waivers as well as the commitments under the Commitment Letter were extended until October 7, 2016.

Also as previously disclosed in a Current Report on Form 8-K filed on June 30, 2016, on June 29, 2016, the Company entered into a commitment letter (the “$98 Million Facility Commitment Letter”) for certain amendments to its $98 Million Facility as defined in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which $98 Million Facility Commitment Letter also provided, among other things, for certain covenant relief through September 30, 2016. On September 30, 2016, the Company entered into a letter agreement with the lenders under the $98 Million Facility pursuant to which such covenant relief as well as the commitments under the $98 Million Facility Commitment Letter were extended through November 15, 2016, provided that the waivers and the commitments under the Commitment Letter have also been extended to such date by October 7, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: October 3, 2016

By	/s/ Apostolos Zafolias
Apostolos Zafolias
Chief Financial Officer